Exhibit 99
News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121
Community Bank System Reports
 First Quarter 2016 Results

                                                                                  -  First quarter operating EPS improved to $0.55 per share
                                                                                  - Successful integration of Oneida Financial

                        SYRACUSE, N.Y. — April 25, 2016 — Community Bank System, Inc. (NYSE: CBU) reported first quarter 2016 net income of $24.4 million, a 9.4% increase over the $22.3 million of net income generated in the first quarter of 2015. Diluted earnings per share totaled $0.55 for the first quarter of 2016, one cent per share higher than the $0.54 per share reported in the first quarter of 2015.  The Company incurred $0.1 million and $0.4 million of acquisition expenses in the first quarter of 2016 and 2015, respectively.

"Our improved first quarter operating results were driven by solid earning-asset growth, a continuation of excellent credit quality, and a full quarter impact of the Oneida Financial transaction completed in late 2015," said President and Chief Executive Officer Mark E. Tryniski.  "A productive start in both our lending and core funding activities in the first quarter of 2016 positions us well for the balance of the year.  We completed the acquisition of Oneida Financial Corp. in early December 2015, which further extended and strengthened our Central New York service coverage by expanding our market presence in the Syracuse and Utica-Rome metropolitan areas.  This transaction also added to our product and service offerings in insurance, benefits administration and wealth management.  We are pleased with the first full quarter's results for the acquired businesses, which were in line with our original expectations."

Total revenue for the first quarter of 2016 was $105.2 million, an increase of $16.3 million, or 18.3%, over the prior year quarter, and included a full quarter of activities from the Oneida Financial Corp. ("Oneida") acquisition that closed on December 4, 2015.  The increased revenue was generated as a result of a 14.2% increase in average earning assets and growth in noninterest income from acquired and organic sources, which more than offset a 16 basis-point reduction in net interest margin from the prior year quarter.  First quarter net interest income was $66.9 million, an increase of $7.0 million, or 11.8%, compared to the first quarter of 2015.  Modestly lower funding costs were offset by a 17-basis point decline in earning asset yields, the result of lower interest rates on investment securities and loans, including the acquired Oneida portfolios.  Average loan balances grew $621.8 million, or 14.8%, while average loan yields declined 12 basis points year-over-year to 4.33%, resulting in a $6.1 million increase in quarterly loan interest income.  Investment income was $1.2 million higher than the first quarter of 2015, as average investment securities (including cash equivalents) increased by $323.9 million, more than offsetting the yield decline of 25 basis points.  Wealth management and insurance revenues increased $6.5 million, or 146.5%, compared to the first quarter of 2015, principally due to the Oneida acquisition.  First quarter revenues from employee benefit services increased $0.9 million, or 8.5% year-over-year, with approximately one-third of that growth coming from acquired Oneida activities.  Revenues from mortgage banking and other sources were $0.5 million above the first quarter of 2015 and included $0.4 million of non-recurring insurance-related gains.  Quarterly deposit service fees increased 10.1% year-over-year, principally from the Oneida acquisition, as higher card-related revenues more than offset the continuing trend of declining fees from account overdraft protection and similar services.

First quarter 2016 operating expenses of $67.7 million increased $11.7 million, or 20.9% versus the first quarter of 2015, and reflected a full quarter of core operating expenses from the Oneida transaction.  Salaries and employee benefit costs increased $8.1 million, or 26.1% compared to the first quarter of 2015, principally due to the Oneida acquisition.  The first quarter of 2016 also included annual merit increases of approximately 3% and one additional payroll day compared to the first quarter of last year.  Occupancy and equipment costs increased 3.6% year-over-year, completely related to the additional Oneida facilities, as first quarter core utility and maintenance costs were down from last year, reflective of a milder winter.  The $0.5 million year-over-year increase in intangible amortization was related to additional core deposit and customer list intangibles which resulted from the Oneida transaction.  Other operating expenses were $3.1 million higher than the first quarter of 2015 and were principally related to the Oneida acquisition, but also included higher marketing and business development expenses as well as certain card-related issuance and processing costs.

The first quarter 2016 provision for loan losses of $1.3 million was $0.7 million higher than the first quarter of 2015, and reflected quarterly net charge-offs of $1.1 million and organic loan growth of $19.8 million during the quarter.

The Company's effective tax rate for the first quarter of 2016 was 32.5%, compared to the 31.0% rate in the first quarter of 2015, with the majority of the increase related to higher New York State taxes based upon the Company's larger consolidated asset size, as well as a higher proportion of income from fully taxable sources.

Financial Position

Average earning assets of $7.61 billion for the first quarter of 2016 were up $945.7 million from the first quarter of 2015, and were $309.6 million higher than the fourth quarter of 2015.  Compared to the first quarter of 2015, quarterly average earning asset balances included growth of $621.8 million in average loan balances, including the impact of the acquired Oneida loans, while average investment securities and interest-earning cash balances increased by $323.9 million, predominantly from incremental investment purchases related to the net liquidity provided by the Oneida acquisition.  Average deposit balances grew $962.4 million, or 16.0%, compared to the first quarter of 2015.  Average borrowings of $297.0 million in the first quarter of 2016 were $30.8 million lower than the prior year quarter, and included $102.2 million of trust preferred obligations.

Ending loans at March 31, 2016 increased $657.3 million, or 15.8% year-over-year, reflecting productive organic growth in each of the Company's lending portfolios, and approximately $400 million of loans acquired in the Oneida transaction.  Investment securities totaled $2.90 billion at quarter-end, an increase of $246.5 million from the end of the first quarter of 2015.  Total deposits of $7.12 billion at the end of March were $992.5 million above the end of last year's first quarter, and included approximately $700 million of deposits acquired in the Oneida transaction.  Ending borrowings of $135.9 million were $162.0 million lower than the end of the first quarter of last year, reflective of solid growth in core deposits and the acquired deposit funding.

Shareholders' equity of $1.20 billion at March 31, 2016 was $187.3 million, or 18.5%, higher than the end of the first quarter of 2015, due to strong earnings generation and capital retention over the last four quarters, and the issuance of 2.38 million shares of common stock, or $102.2 million, reflecting the equity portion of the consideration in the Oneida transaction.  The Company's net tangible equity to net tangible assets ratio was 9.25% at March 31, 2016, compared to 9.19% at the end of March 2015, despite the growth of the Company's balance sheet, including the intangible assets created from the Oneida acquisition.   The Company's Tier 1 leverage ratio was 9.95% for the current quarter, compared to 10.23% for last year's first quarter as tangible assets grew at a slightly faster pace than regulatory capital.

As previously announced, in December 2015 the Company's Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.2 million shares of the Company's common stock during a twelve-month period starting January 1, 2016.  Such repurchases may be made at the discretion of the Company's senior management, depending upon market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.  No shares were repurchased under this authorization in the first quarter of 2016.

Asset Quality

The Company's asset quality metrics continue to be favorable and stable and reflect the long-term effectiveness of the Company's disciplined risk management and underwriting standards.  Net charge-offs were $1.1 million for the first quarter of 2016, compared to $1.0 million for the first quarter of 2015 and $3.5 million for the fourth quarter of 2015.  The fourth quarter 2015's results included a net charge-off of $1.0 million related to one commercial relationship that had been partially reserved for in a prior quarter.  Net charge-offs as an annualized percentage of average loans measured 0.10% in the first quarter of 2016, compared to 0.09% in the prior year first quarter and 0.31% in the fourth quarter of 2015.  Full year 2015 net charge-offs were $6.4 million, or 0.15% of average loans, consistent with $6.2 million of net charge-offs in 2014, that were also 0.15% of average loans.  Nonperforming loans as a percentage of total loans at March 31, 2016 were 0.54%, equivalent to the level reported at March 31, 2015.  The total loan delinquency ratio of 1.00% at the end of the first quarter was down 19 basis points from the end of the first quarter of 2015.  The first quarter provision for loan losses of $1.3 million was $0.7 million higher than the first quarter of 2015, reflective of positive loan growth in the first quarter of 2016 versus a $72 million net decline in last year's first quarter.  The allowance for loan losses to nonperforming loans was 175% at March 31, 2016, comparable with the 190% and 198% levels at the end of the fourth quarter of 2015 and the first quarter of 2015, respectively.

Oneida Financial Corp

In the fourth quarter of 2015, the Company completed the acquisition of Oneida Financial Corp., the parent company of Oneida Savings Bank.  Under the terms of the agreement, shareholders of Oneida received merger consideration of 0.5635 shares of Community Bank System, Inc. common stock or $20.00 in cash for each share of Oneida common stock they held, subject to the election and proration provisions of the agreement which provided for an overall 60% stock and 40% cash apportionment.  The total consideration for the acquisition was approximately $158.5 million, comprised of the issuance of 2.38 million shares of the Company's common stock and $56.3 million in cash.  The Company acquired approximately $399 million of loans, $308 million of cash equivalents and investment securities, and $699 million of deposits, as well as the business assets and activities associated with Oneida's insurance, wealth management and employee benefit services businesses.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today (Monday, April 25th) to discuss first quarter results.  The conference call can be accessed at 888-503-8169 (719-325-2454 if outside United States and Canada) using the conference ID code 2929402.  Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/14258.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 200 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets in excess of $8.6 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail, business, and governmental banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its' Community Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU's management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2016	2015
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$51,650	$49,321	$47,040	$45,791	$45,591
Investment income	18,106	18,683	18,244	18,089	16,863
Total interest income	69,756	68,004	65,284	63,880	62,454
Interest expense	2,875	3,015	2,921	2,652	2,614
Net interest income	66,881	64,989	62,363	61,228	59,840
Provision for loan losses	1,341	3,327	1,906	591	623
Net interest income after provision for loan losses	65,540	61,662	60,457	60,637	59,217
Deposit service fees	13,734	13,605	13,459	13,213	12,470
Revenues from mortgage banking and other banking services	1,579	1,061	2,045	799	1,055
Wealth management and insurance services	10,957	6,825	4,552	4,385	4,446
Employee benefit services	12,011	11,661	11,330	11,322	11,075
Loss on sale of investments	0	(4)	0	0	0
Total noninterest income	38,281	33,148	31,386	29,719	29,046
Salaries and employee benefits	39,138	33,138	31,179	31,010	31,029
Occupancy and equipment	7,663	6,702	6,652	6,844	7,395
Amortization of intangible assets	1,442	1,021	843	880	919
Acquisition expenses	77	5,719	562	361	395
Other	19,349	18,400	16,843	16,953	16,210
Total operating expenses	67,669	64,980	56,079	56,048	55,948
Income before income taxes	36,152	29,830	35,764	34,308	32,315
Income taxes	11,749	9,759	10,742	10,468	10,018
Net income	24,403	20,071	25,022	23,840	22,297
Basic earnings per share	$0.55	$0.48	$0.61	$0.58	$0.55
Diluted earnings per share	$0.55	$0.47	$0.60	$0.58	$0.54
Profitability
Return on assets	1.14%	0.98%	1.25%	1.25%	1.21%
Return on equity	8.34%	7.41%	9.77%	9.44%	8.97%
Return on tangible equity(3)	13.38%	10.98%	14.82%	14.40%	13.74%
Noninterest income/operating income (FTE) (1)	35.5%	32.8%	32.4%	31.6%	31.6%
Efficiency ratio (2)	61.4%	57.6%	56.4%	58.3%	59.4%
Components of Net Interest Margin (FTE)
Loan yield	4.33%	4.43%	4.40%	4.40%	4.45%
Cash equivalents yield	0.47%	0.25%	0.22%	0.28%	0.20%
Investment yield	2.97%	2.98%	2.94%	3.15%	3.22%
Earning asset yield	3.82%	3.86%	3.81%	3.92%	3.99%
Interest-bearing deposit rate	0.14%	0.14%	0.14%	0.15%	0.16%
Borrowing rate	1.33%	0.83%	0.72%	0.84%	1.01%
Cost of all interest-bearing funds	0.20%	0.22%	0.21%	0.20%	0.21%
Cost of funds (includes DDA)	0.16%	0.17%	0.17%	0.16%	0.17%
Net interest margin (FTE)	3.67%	3.70%	3.65%	3.76%	3.83%
Fully tax-equivalent adjustment	$2,524	$3,041	$3,162	$3,115	$3,085

Summary of Financial Data
(Dollars in thousands, except per share data)
	2016	2015
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$4,812,575	$4,459,575	$4,287,062	$4,211,962	$4,190,823
Cash equivalents	22,355	12,448	12,395	11,325	18,080
Taxable investment securities	2,172,983	2,214,690	2,187,818	2,031,234	1,845,295
Nontaxable investment securities	603,297	614,891	635,627	607,585	611,330
Total interest-earning assets	7,611,210	7,301,604	7,122,902	6,862,106	6,665,528
Total assets	8,604,264	8,161,843	7,919,966	7,678,719	7,489,179
Interest-bearing deposits	5,458,273	4,943,210	4,739,513	4,777,195	4,704,003
Borrowings	296,964	607,771	675,958	438,931	327,791
Total interest-bearing liabilities	5,755,237	5,550,981	5,415,471	5,216,126	5,031,794
Noninterest-bearing deposits	1,527,585	1,405,416	1,363,022	1,321,738	1,319,499
Shareholders' equity	1,177,246	1,074,243	1,016,448	1,012,470	1,008,394
Balance Sheet Data
Cash and cash equivalents	$138,513	$153,210	$156,836	$143,047	$150,533
Investment securities	2,902,878	2,847,940	2,917,263	2,868,050	2,656,424
Loans:
Consumer mortgage	1,777,792	1,769,754	1,621,862	1,608,064	1,605,019
Business lending	1,509,421	1,497,271	1,288,772	1,295,889	1,239,529
Consumer indirect	941,151	935,760	872,988	837,449	804,300
Home equity	403,273	403,514	345,446	340,578	338,979
Consumer direct	189,535	195,076	184,479	181,623	176,084
Total loans	4,821,172	4,801,375	4,313,547	4,263,603	4,163,911
Allowance for loan losses	45,596	45,401	45,588	45,282	45,005
Intangible assets, net	484,881	484,146	384,525	385,515	386,054
Other assets	314,053	311,399	270,583	293,838	264,122
Total assets	8,615,901	8,552,669	7,997,166	7,908,771	7,576,039
Deposits:
Noninterest-bearing	1,533,085	1,499,616	1,357,554	1,337,101	1,316,621
Non-maturity interest-bearing	4,808,650	4,569,310	4,081,796	4,020,192	4,055,976
Time	777,327	804,548	708,760	729,527	753,950
Total deposits	7,119,062	6,873,474	6,148,110	6,086,820	6,126,547
Borrowings	33,700	301,300	558,100	566,200	195,700
Subordinated debt held by unconsolidated subsidiary trusts	102,152	102,146	102,140	102,134	102,128
Accrued interest and other liabilities	160,322	135,102	143,790	153,278	138,262
Total liabilities	7,415,236	7,412,022	6,952,140	6,908,432	6,562,637
Shareholders' equity	1,200,665	1,140,647	1,045,026	1,000,339	1,013,402
Total liabilities and shareholders' equity	8,615,901	8,552,669	7,997,166	7,908,771	7,576,039
Capital
Tier 1 leverage ratio	9.95%	10.32%	10.09%	10.20%	10.23%
Tangible equity/net tangible assets (3)	9.25%	8.59%	9.14%	8.63%	9.19%
Diluted weighted average common shares O/S	44,356	42,373	41,470	41,265	41,247
Period end common shares outstanding	44,070	43,775	41,019	40,877	40,724
Cash dividends declared per common share	$0.31	$0.31	$0.31	$0.30	$0.30
Book value	$27.24	$26.06	$25.48	$24.47	$24.88
Tangible book value(3)	$17.16	$15.90	$17.05	$15.96	$16.31
Common stock price (end of period)	$38.21	$39.94	$37.17	$37.77	$35.39

Summary of Financial Data
(Dollars in thousands, except per share data)
	2016	2015
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$23,766	$21,728	$23,133	$21,440	$20,984
Accruing loans 90+ days delinquent	2,327	2,195	2,075	1,558	1,699
Total nonperforming loans	26,093	23,923	25,208	22,998	22,683
Other real estate owned (OREO)	2,031	2,088	2,531	2,324	1,767
Total nonperforming assets	28,124	26,011	27,739	25,322	24,450
Net charge-offs	1,146	3,514	1,600	314	959
Allowance for loan losses/loans outstanding	0.95%	0.95%	1.06%	1.06%	1.08%
Nonperforming loans/loans outstanding	0.54%	0.50%	0.58%	0.54%	0.54%
Allowance for loan losses/nonperforming loans	175%	190%	181%	197%	198%
Net charge-offs/average loans	0.10%	0.31%	0.15%	0.03%	0.09%
Delinquent loans/ending loans	1.00%	1.16%	1.19%	1.09%	1.19%
Loan loss provision/net charge-offs	117%	95%	119%	188%	65%
Nonperforming assets/total assets	0.33%	0.30%	0.35%	0.32%	0.32%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$20,045	$18,804	$20,504	$18,558	$18,278
Accruing loans 90+ days delinquent	1,837	1,802	1,876	1,463	1,325
Total nonperforming loans	21,882	20,606	22,380	20,021	19,603
Other real estate owned (OREO)	1,497	1,546	1,720	1,518	1,357
Total nonperforming assets	23,379	22,152	24,100	21,539	20,960
Net charge-offs	898	3,420	1,473	425	877
Allowance for loan losses/loans outstanding	1.04%	1.05%	1.10%	1.11%	1.14%
Nonperforming loans/loans outstanding	0.52%	0.49%	0.55%	0.50%	0.50%
Allowance for loan losses/nonperforming loans	200%	212%	201%	223%	226%
Net charge-offs/average loans	0.09%	0.34%	0.14%	0.04%	0.09%
Delinquent loans/ending loans	1.00%	1.19%	1.14%	1.04%	1.11%
Loan loss provision/net charge-offs	112%	62%	127%	191%	61%
Nonperforming assets/total assets	0.29%	0.28%	0.31%	0.28%	0.29%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Excludes intangible amortization, acquisition expenses, litigation settlement charge, gains and losses on sales of investment securities and losses on debt extinguishments.
(3) Includes deferred tax liabilities (of approximately $40.5 million at 3/31/16) generated from tax deductible goodwill.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.